Exhibit 99.2

AMD Reports Second Quarter 2014 Results – CFO Commentary

July 17, 2014

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.

Q2 2014 Results

•	Revenue of $1.4 billion, up 3% sequentially and up 24% year-over-year

•	Gross margin of 35%, flat sequentially

•	Operating income of $63 million and non-GAAP operating income of $67 million, compared to operating income of $49 million and non-GAAP operating income of $66 million in Q1 2014

•

Net loss of $36 million, loss per share of $0.05 and non-GAAP net income of $17 million, earnings per share of $0.02, which primarily excludes $49 million of loss from debt redemption in the quarter, compared to net loss of $20 million, loss per share of $0.03 and non-GAAP net income of $12 million, earnings per share of $0.02 in Q1 2014.

Q2 2014 Commentary

Revenue was $1.4 billion, up 3% sequentially. Graphics and Visual Solutions (GVS) segment revenue was up 5% from Q1 2014, primarily due to increased sales of our semi-custom SoCs. Computing Solutions segment revenue was up 1% sequentially, primarily due to higher notebook and embedded processor sales offset by reduced desktop processor and chipset sales.

Gross margin was 35% in Q2 2014, flat sequentially, and included a $3 million benefit from the sale of inventory reserved in Q3 2012, as compared to a similar $4 million benefit in Q1 2014.

Operating expenses were $435 million.

•	R&D was $277 million, 19% of revenue.

•	SG&A was $154 million, 11% of revenue.

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Non-GAAP operating expenses were $431 million or 30% of revenue.

To derive non-GAAP operating expenses for Q2 2014, we excluded the impact of the amortization of acquired intangible assets of $4 million.

Operating expenses:

	Q1-13	Q2-13	Q3-13	Q4-13	Q1-14	Q2-14
GAAP	$543M	$488M	$426M	$418M	$438M	$435M
Non-GAAP	$491M	$479M	$443M	$462M	$421M	$431M

Non-GAAP operating income was $67 million.

To derive non-GAAP operating income for Q2 2014, we excluded the impact of the amortization of acquired intangible assets of $4 million.

Non-GAAP net income was $17 million.

To derive non-GAAP net income for Q2 2014, we excluded the impact of:

•	Loss on debt redemption of $49 million; and

•	Amortization of acquired intangible assets of $4 million.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $49 million, compared to $50 million in the prior quarter.

Interest expense was $46 million, down $1 million from the prior quarter, largely due to the timing of a new debt issuance and debt redemption in the quarter.

Tax provision was $4 million in the quarter, up from $2 million in the prior quarter, due to higher foreign taxes.

Non-GAAP net income per share was $0.02, calculated using 764 million diluted shares. This includes the $3 million benefit in Q2 2014 from sales of inventory reserved in Q3 2012.

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Adjusted EBITDA was $137 million, down $2 million from the prior quarter and for the trailing four quarters, adjusted EBITDA was $594 million.

Q2 2014 Segment Results

Computing Solutions segment revenue was $669 million, up 1% sequentially, due to higher notebook and embedded processor sales offset by lower desktop processor and chipset sales.

•	Client product revenue increased sequentially primarily due to higher notebook microprocessor sales in the quarter offset by lower desktop processor and chipset sales.

•	Microprocessor average selling price (ASP) increased sequentially.

Computing Solutions operating income was $9 million, an improvement from an operating loss of $3 million in Q1 2014 and driven primarily by higher gross margin, due to a richer mix of notebook products. Q2 2014 operating income included the impact of a $3 million benefit from sales of inventory reserved in Q3 2012, as compared to a similar $4 million benefit in Q1 2014.

GVS segment revenue was $772 million, up 5% compared to the prior quarter, driven primarily by increased sales of our semi-custom SoCs.

•

Graphics Processing Unit (GPU) revenue decreased sequentially, primarily due to a decrease in AIB channel sales, as a result of a slowdown in cryptocurrency mining-related enthusiast-class GPU purchases, partially offset by increased sales of professional graphics and notebook GPUs.

•	GPU ASP decreased sequentially.

GVS segment operating income was $82 million, down from operating income of $91 million in the prior quarter primarily due to lower GPU revenue.

Balance Sheet

Cash, cash equivalents and marketable securities, were $948 million at the end of Q2 2014, down from $982 million in the prior quarter, above the target minimum of $600 million and close to the optimal $1 billion range.

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Cash, cash equivalents and marketable securities at the end of:

Q1-13	Q2-13	Q3-13	Q4-13	Q1-14	Q2-14
$1,183M	$1,117M	$1,181M	$1,187M	$982M	$948M

Accounts receivable at the end of the quarter was $872 million, up $32 million compared to the end of Q1 2014.

Inventory was $960 million exiting the quarter, up $91 million compared to the end of Q1 2014, primarily due to increased levels of the latest 28nm microprocessor products and lower shipments to channel distributors.

Accounts payable was $511 million, up from $483 million in the prior quarter mainly due to the timing of payments and purchases.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $295 million includes amounts due to GLOBALFOUNDRIES for wafer purchases.

Deferred income on shipments to distributors line item on the Balance Sheet was $118 million, down from $146 million in the prior quarter, due to lower sales to channel distributors.

Total debt at the end of the quarter was $2.21 billion, up from $2.14 billion in Q1 2014. During Q2 2014, we continued re-profiling our debt maturities. We issued $500 million in aggregate principal value of 7.00% Senior Notes due 2024, utilizing the proceeds to extinguish all of our 8.125% Senior Notes due 2017 ($452 million aggregate principal amount).

Total debt

	Q2-14			Q1-14
(Millions)	Gross	Discount	Net	Gross	Discount	Net
6.00% Convertible Senior Notes due 2015	$42	$(1)	$41	$42	$(1)	$41
8.125% Senior Notes due 2017	—	—	—	452	(25)	427
6.75% Senior Notes due 2019	600	—	600	600	—	600
7.75% Senior Notes due 2020	500	—	500	500	—	500
7.50% Senior Notes due 2022	500	—	500	500	—	500
7.00% Senior Notes due 2024	500	—	500	—	—	—
Capital lease obligations	14	—	14	15	—	15
Borrowings from secured revolving line of credit, net	55	—	55	55	—	55

Total Debt	$2,211	$(1)	$2,210	$2,164	$(26)	$2,138

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Non-GAAP free cash flow was negative $51 million, with net cash used by operations of $28 million and capital expenditures of $23 million, up $2 million from Q1 2014. Free cash flow was up $174 million from Q1 2014, which included a $200 million cash payment to GLOBALFOUNDRIES related to the reduction of the “take or pay” wafer obligation commitments for 2012.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

For Q3 2014 we expect:

•	Revenue to increase 2% sequentially, +/- 3%.

•	Gross margin to be approximately 35%.

•	Non-GAAP operating expenses to be approximately $435 million.

•	Interest expense to be approximately $42 million and the total of interest expense, taxes and other to be approximately $50 million.

•	Inventory to decrease from Q2 2014 levels.

For 2014 we expect:

•	To grow revenue year-over-year.

•	Non-GAAP operating expenses to be in the quarterly range of approximately $420 to $450 million.

•	Taxes of approximately $3 million per quarter.

•	To be non-GAAP profitable at the net income level for the year.

•	Inventory to be flat to down year-over-year.

•	To generate positive free cash flow for the year.

•	To maintain cash, cash equivalents and marketable securities balances close to our optimal balance of $1 billion and above our target minimum of $600 million.

•	Capital expenditures of approximately $120 million for the year.

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AMD Q2-14 CFO Commentary	Page 5	July 17, 2014

For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP operating expenses, non-GAAP expense to revenue ratio, non-GAAP operating income, non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the indicated periods: for the first quarter of 2014, the Company included an adjustment for workforce rebalancing severance charges; for the fourth quarter of 2013, the Company included an adjustment for net legal settlements; and for the third quarter of 2013, the Company included an adjustment for net restructuring and other special charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

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The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q2-14	Q1-14	Q4-13	Q3-13	Q2-13	Q1-13
GAAP operating expenses	$435	$438	$418	$426	$488	$543
Workforce rebalancing severance charges	—	14	—	—	—	—
Amortization of acquired intangible assets	4	3	4	5	4	5
Restructuring and other special charges (gains), net	—	—	—	(22)	5	47
Legal settlements, net	—	—	(48)	—	—	—

Non-GAAP operating expenses	$431	$421	$462	$443	$479	$491

Reconciliation of GAAP to Non-GAAP Operating Income (Loss)

(Millions)	Q2-14	Q1-14	Q4-13	Q3-13	Q2-13	Q1-13
GAAP operating income (loss)	$63	$49	$135	$95	$(29)	$(98)
Workforce rebalancing severance charge	—	14	—	—	—	—
Amortization of acquired intangible assets	4	3	4	5	4	5
Restructuring and other special charges (gains), net	—	—	—	(22)	5	47
Legal settlements, net	—	—	(48)	—	—	—

Non-GAAP operating income (loss)	$67	$66	$91	$78	$(20)	$(46)

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Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q2-14		Q1-14
GAAP net loss / Loss per share	$(36)	$(0.05)	$(20)	$(0.03)
Workforce rebalancing severance charges	—	—	14	0.02
Loss on debt redemption	49	0.06	15	0.02
Amortization of acquired intangible assets	4	0.01	3	0.00

Non-GAAP net income / Earnings per share	$17	$0.02	$12	$0.02

(Millions except per share amounts)	Q4-13		Q3-13		Q2-13		Q1-13
GAAP net income (loss) / Earnings (loss) per share	$89	$0.12	$48	$0.06	$(74)	$(0.10)	$(146)	$(0.19)
Amortization of acquired intangible assets	4	0.00	5	0.01	4	0.01	5	0.01
Restructuring and other special charges (gains), net	—	—	(22)	(0.03)	5	0.01	47	0.06
Legal settlements, net	(48)	(0.06)	—	—	—	—	—	—

Non-GAAP net income (loss) / Earnings (loss) per share	$45	$0.06	$31	$0.04	$(65)	$(0.09)	$(94)	$(0.13)

Non-GAAP Expense to Revenue (E/R) Ratio

(Millions)	Q2-14	Q1-14	Q4-13	Q3-13
Net Revenue	$1,441	$1,397	$1,589	$1,461
GAAP operating expenses	$435	$438	$418	$426
GAAP E/R Ratio	30%	31%	26%	29%
Non-GAAP operating expenses	$431	$421	$462	$443
Non-GAAP E/R Ratio	30%	30%	29%	30%

Reconciliation of GAAP Operating Income to Adjusted EBITDA

(Millions)	Q2-14	Q1-14	Q4-13	Q3-13
GAAP operating income	$63	$49	$135	$95
Workforce rebalancing severance charges	—	14	—	—
Legal settlements, net	—	—	(48)	—
Depreciation and amortization	49	50	50	52
Employee stock-based compensation expense	21	23	24	23
Amortization of acquired intangible assets	4	3	4	5
Restructuring and other special gains, net	—	—	—	(22)

Adjusted EBITDA	$137	$139	$165	$153

Non-GAAP Free Cash Flow Reconciliation

(Millions)	Q2-14	Q1-14
GAAP net cash used in operating activities	$(28)	$(204)
Purchases of property, plant and equipment	(23)	(21)

Non-GAAP free cash flow	$(51)	$(225)

AMD Q2-14 CFO Commentary	Page 8	July 17, 2014

Cautionary Statement

This commentary contains forward-looking statements concerning AMD; its financial outlook for the third quarter of 2014 and fiscal 2014, including revenue, gross margin, non-GAAP operating expenses, interest expense, the total of interest expense, taxes and other expense, inventory, taxes and capital expenditures; its targeted and optimal cash, cash equivalents and marketable securities balances; and its ability to generate positive free cash flow and non-GAAP profitability at the net income level in 2014; which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this commentary are based on current beliefs, assumptions and expectations, speak only as of the date of this commentary and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact AMD’s plans; that AMD will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that customers stop buying AMD’s products or materially reduce their operations or demand for AMD’s products; that AMD may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that AMD’s third-party foundry suppliers will be unable to transition AMD’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture AMD’s products on a timely basis in sufficient quantities and using competitive process technologies; that AMD will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GLOBALFOUNDRIES, Inc. (GF) microprocessor manufacturing facilities; that AMD’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that AMD is unable to successfully implement its long-term business strategy; that AMD inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that AMD is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of AMD’s products; that AMD may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have available at any particular time; that global business and economic conditions will not improve or will worsen; that PC market conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on AMD’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

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